UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 23, 2017

SUN BANCORP, INC.

Exact name of registrant as specified in its charter
New Jersey (State or other jurisdiction of incorporation	0-20957 (SEC Commission File No.)	52-1382541 (I.R.S. Employer Identification No.)

350 Fellowship Road, Suite 101
Mount Laurel, New Jersey	08054
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (856) 691-7700
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 23, 2017, Sun Bancorp, Inc. (the "Company") provided notices of redemption to the trustees and the security holders to redeem, in whole, the outstanding trust preferred securities listed below on the date specified for each security.

Trust	Security	Principal Amount	Redemption Date	Trustee
Sun Capital Trust V, a Delaware statutory trust ("Trust V")	Floating Rate Preferred Securities LIBOR plus 2.80%	$15,000,000	June 30, 2017	Deutsche Bank Trust Company Americas
Sun Capital Trust VI, a Delaware statutory trust ("Trust VI")	Floating Rate Capital Securities LIBOR plus 2.80%	$25,000,000	July 23, 2017	Wilmington Trust Company

The  above listed trust preferred securities are being redeemed,  along with the common securities issued by Trust V and Trust VI and held by the Company, as a result of the concurrent redemption by the Company of (a) 100% of the Company's outstanding Floating Rate Junior Subordinated Notes due 2033 (the "Junior Subordinated Notes"), with an aggregate principal amount of $15,464,000, issued to Trust V and (b) 100% of the outstanding Floating Rate Junior Subordinated Debt Securities due 2034 (together with the Junior Subordinated Notes, the "Debt Securities"), with an aggregate principal amount of $25,774,000, issued to Trust VI.  The redemption price for the Debt Securities will be equal to 100% of the principal amount of the Debt Securities being redeemed plus accrued interest, if any, up to, but not including, the date of redemption.

The proceeds from the redemption of the Debt Securities will be simultaneously applied to redeem all of the outstanding shares of all of the classes of securities issued by Trust V and Trust VI at a price of 100% of the aggregate liquidation amount of such securities plus accumulated but unpaid distributions up to but not including the date of redemption.

On May 23, 2017, the Company issued a press release announcing the redemption of the trust preferred securities.  The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

          Exhibit 99.1    Press Release issued by the Company on May 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sun Bancorp, Inc.

Date: May 23, 2017	By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel